Exhibit 99.1

Tel-Instrument Announces DoD AIMS Program Office Certification on the TS-4530A Mode 5 IFF Flight-Line Test Set

Production Contracts Now In Place to Fully Satisfy the Mode 5 Testing Requirements of the U.S. Army, US Air Force, U.S. Navy and US Coast Guard

EAST RUTHERFORD, N.J. -- March 14, 2013 -- Tel-Instrument Electronics Corp. (NYSE MKT Symbol: TIK) announced that the Department of Defense (DoD) AIMS Program Office has certified on March 11, 2013 its TS-4530A Flight Line Test Set for use in testing Mark XIIA IFF (“Identification Friend and Foe”), Mode S (ELS/EHS/ADS-B) and TCAS systems. This certification is related to a $44 million Indefinite Quantity/Indefinite Delivery (“IDIQ”) contract from the U.S. Army to upgrade up to 3,000 existing legacy test sets to support Mode 5 testing and produce up to 2,000 new TS-4530A test sets.  The Company has already received over $22 million dollars in orders from this award. The current delivery schedule, which entails monthly billings of approximately $1 million, is currently being evaluated by the Army. The issue standing in the way of a full-rate production approval is the Army request that changes be made to the logistics documentation package. This could take several months to complete and the Company has requested Army approval to commence LRIP (limited rate initial production) shipments while updates are made to the logistics documentation.

Mr. Jeffrey O’Hara, the Company's President and CEO said, "Tel-Instrument is pleased that AIMS has certified the TS-4530A product as this is a key milestone in moving towards a full-rate production release on this unit. Tel is working hard to secure Army approval to begin LRIP shipments in the near-term. The Company has begun building these units and is hopeful for a favorable decision from the Army. We have also submitted a progress payment request on this program to enhance our liquidity position. Commencement of production on the TS-4530A program will be a key step in propelling the Company into the growth phase that it has been anticipating for well over one year. With the TS-4530A certification in place, the Company has now secured AIMS approval on three Mode 5 flight-line test sets, including the CRAFT AN/USM-708, the CRAFT AN/USM-719, and the TS-4530A and has production contracts in place to fully satisfy the Mode 5 testing requirements of the U.S. Army, US Air Force, U.S. Navy and US Coast Guard.”

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinst.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp. (TIK)
Joseph P. Macaluso, 201-933-1600
jmac@telinst.com

or

Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau, 203-972-9200
jnesbett@institutionalms.com